Exhibit 99.3

August 26, 2024

Ribbon Acquisition Corp

Central Park Tower LaTour Shinjuku Room 3001
6-15-1 Nishi Shinjuku, Shinjuku-ku Tokyo 160-0023
Japan

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the reference of my name in the Registration Statement on Form S-1 (the “Registration Statement”) of Ribbon Acquisition Corp (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Jon Nathan Miller
Name:	Jon Nathan Miller